BERKSHIRE INCOME REALTY ANNOUNCES
REDEMPTION OF 9% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

BOSTON, MASSACHUSETTS - - September 28, 2015 - - Berkshire Income Realty, Inc. (NYSE MKT: “BIR_pa”, “BIRPRA”, “BIR-A”, “BIR.PR.A”) (“Berkshire” or the “Company”) announces that it has issued notice to redeem (the “Redemption”) all of the Company’s issued and outstanding shares of 9% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) in accordance with the procedures set forth in the Company’s Articles of Amendment and Restatement, effective as of 12:00 p.m. on October 28, 2015 (the “Effective Time”) at a price of $25.4625 per share, including principal and accrued dividends. In addition, the Board of Directors of the Company has approved and recommended to the stockholders of the Company the conversion of the Company into a limited liability company organized under the laws of Maryland as of the Effective Time, to be followed by the liquidation of the business of the Company. In connection with the Redemption, the Company has notified NYSE MKT LLC (“NYSE MKT”) of its intent to remove the Preferred Stock from listing on NYSE MKT and requested that NYSE MKT file a delisting application with the Securities and Exchange Commission (the “SEC”) to delist and deregister the Company’s Series A Preferred Stock.

The Company
The Company is a Real Estate Investment Trust (“REIT”) whose objective is to acquire, own, operate, develop and rehabilitate multifamily apartment communities. The Company owns interests in fourteen multifamily apartment communities and three multifamily development projects, of which three are located in the Baltimore/Washington, D.C. metropolitan area; four are located in Dallas, Texas; two are located in Atlanta, Georgia; and one is located in each of Houston, Texas; Sherwood, Oregon; Tampa, Florida; Philadelphia, Pennsylvania; Walnut Creek, California; Denver, Colorado; Redmond, Washington; and Boston, Massachusetts. The Company also owns interests in two unconsolidated multifamily entities.

Forward Looking Statements
With the exception of the historical information contained in this release, the matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements about apartment rental demand and fundamentals, involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, especially as they may affect rental markets, legislative/regulatory changes (including changes to laws governing the taxation of REITs), possible sales of assets, the acquisition restrictions placed on the Company by an affiliated entity, Berkshire Multifamily Value Plus Fund III, LP, availability of capital, interest rates and interest rate spreads, changes in accounting principles generally accepted in the United States of America and policies and guidelines applicable to REITs, those set forth in Part I, Item 1A - Risk Factors of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

Contact Information:
Berkshire Income Realty, Inc.
One Beacon Street, Suite 1500
Boston, Massachusetts 02108

Attention: Elvira Hadzihasanovic
Telephone: 1-617-646-2318
E-mail: elvira.hadzihasanovic@berkshire-group.com
Facsimile: 1-617-574-8312